CODE OF ETHICS

June 2018

CODE OF ETHICS
Revised June 2018

To All Symmetry Partners Employees:

The Code of Ethics is based on the principle that all employees of Symmetry Partners (“Symmetry”) and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the firm's interests. It is the responsibility of all personnel to conduct business with the highest level of ethical standards to facilitate the firm’s fiduciary duty owed to its clients.

We take our fiduciary responsibility seriously. We trust that you will not only read the Code of Ethics, but will act within the guidelines set forth and by the spirit for which it is intended.

Thank you,	Thank you,

David E. Connelly Jr.	Patrick A. Sweeny
Principal	Principal

Table of Contents

Introduction	Page 4
Persons and securities covered	Page 5
Standards of Business Conduct	Page 6
Fiduciary Duty and General Principles	Pages 7-9
conflicts of interest	Page 10
Personal securities transaction policy	Pages 11-18
❑ Pre-Clearance Form	Page 14
❑ Quarterly Personal Securities Transaction Report	Pages 15-16
❑ Initial/Annual Personal Securities Transaction Report	Pages 17-18
Gifts, entertainment & Contributions	Pages 19-21
Outside Activities	Page 22
Insider Trading	Pages 23-26
Securities Whistleblower Incentives and Protections Program	Pages 27-28
reporting and Review	Page 29
Annual Certification	Page 30

INTRODUCTION

What is the Difference between the Code of Ethics and the Compliance Manual/Policies and Procedures?

Code of Ethics

In general, the Code of Ethics (the “Code”), required under Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), is designed to encompass the following:

•	Set the tone for the conduct and professionalism of the firm principals, investment adviser representatives (“IARs”), and employees;

•	Communicate broad-based principles and broad-based concepts addressed to the firm’s employees, which emphasize fiduciary duties;

•	Require employees to comply with federal securities laws such as, but not limited to, the insider trading policy and personal security transactions policy, which are detailed in the pages that follow.

In addition, the Code includes provisions intended to ensure compliance with Section 17(j) of the Investment Company Act of 1940 (“1940 Act”), and Rule 17j-1 thereunder with respect to clients that are registered as investment companies under the 1940 Act.

Compliance Manual/Policies and Procedures

In general, the Compliance Manual/Policies and Procedures, required under Rule 206(4)-7 of the Advisers Act, is designed to:

•	Focus on the firm’s compliance with the Advisers Act and the rules thereunder;

•	Encompass the firm’s daily procedures and how those procedures are conducted to be compliant with the Advisers Act;

•	Identify risks inherent in those procedures, which would cause non-compliance and potential liability for the firm.

Appendices to the Code

The Code shall at times cross-reference the firm’s Compliance Manual and other relevant Policies and Procedures.

Goals of the Code

The goals of Symmetry are to accomplish the following:

•	Protect the firm’s clients by deterring misconduct;
•	Educate employees regarding the firm’s expectations and the laws governing their conduct;
•	Remind employees that they are in a position of trust and must act with complete propriety at all times;
•	Protect the reputation of the firm;
•	Guard against violation of the securities laws; and
•	Establish procedures for employees to follow so that the firm may determine whether their employees are complying with the firm’s ethical principles.

Persons and Securities Covered by the Code

Persons Covered by the Code

Rule 204A-1 of the Advisers Act requires the Code to cover the firm’s “Supervised Person” and a subset of these Supervised Persons labeled “Access Person.” These terms are defined below.

“Supervised Person” is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of an investment advisor, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.

"Access Person" is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners are presumed to be Access Persons.

As Applies to Symmetry

Due to the firm’s size, all principals and employees either meet one or both of the definitions stated above. Therefore, the Code is applicable to all and all are treated as Access Persons. Certain provisions of this Code also apply to the “Family Members” of Access Persons. Symmetry’s Chief Compliance Officer (“CCO”) may designate additional persons as Access Persons subject to the Code from time to time as appropriate, such as independent contractors or consultants.

Securities Covered by the Code

Covered Security means any stock, bond, future investment contract or any other instrument that is considered a “security” under the Advisers Act. The term “covered security” is broad and includes:

Options on securities, on indexes, and on currencies;

All kinds of limited partnerships;

Initial Public Offerings;

Shares in Unit Investment Trusts (“UITs”) and Exchange Traded Funds (“ETFs”);

Foreign unit trusts and foreign mutual funds;

Private investment funds, hedge funds and investment clubs; and

Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

"Non-Reportable Securities" include the following:

U.S. Government securities;

Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);

Shares of open-ended money market funds;

Shares and holdings in other open-ended mutual funds where the firm does not act as an investment advisor or sub-advisor; and

Units of a UIT if the UIT is invested exclusively in unaffiliated mutual funds.

Standards of Business Conduct

Fiduciary Duty

The Code is based on the principle that all employees of Symmetry and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the firm's interests. It is the responsibility of all personnel to conduct business with the highest level of ethical standards to facilitate the firm’s fiduciary duty owed to its clients.

The firm and all employees associated with the firm are prohibited from:

•	Employing any device, scheme, or artifice to defraud any client or prospective client;

•	Engaging in any transaction, practice or course of business that operates as a fraud or deceit upon any client or prospective client;

•	Engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative;

•
Directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (“IPO”) or Private Placement, in which the firm is allocated shares in, without prior written approval from the CCO;

•	Follow and adhere to the fiduciary duties and general principles as outlined in the Code.

Federal and State Security Laws

The Code based on the principle that all employees associated with Symmetry must comply with applicable federal and state securities laws. As such, all employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud a such client in any manner;

•	To mislead such client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•	To engage in any manipulative practice with respect to such client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Fiduciary Duty and General Principles

Fiduciary Duty

Pursuant to Section 206 of the Advisers Act, both the firm and its employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this requirement involves more than acting with honesty and good faith alone. It means that the firm has an affirmative duty of utmost good faith to act solely in the best interest of clients.

General Principles

The following general principles and duties must guide the firm and the firm’s employees as fiduciaries.

1.	Place the interests of the clients first

All employees must scrupulously avoid serving their own personal interests ahead of the interests of the firm’s clients. Employees may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client.  For example, an employee would violate the policy by causing a client to purchase a security he or she owned for the purpose of increasing the price of that security. The firm must avoid any circumstances that might adversely affect or appear to affect the duty of complete loyalty to the firm’s clients.

2.	Avoid taking inappropriate advantage of their position

The receipt of investment opportunities, perquisites or gifts from persons seeking business with the firm, could call into question the exercise of the independent judgment of an employee. A principal or an employee may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Also, employees must disclose any potential or actual conflicts of interest when dealing with clients.

3.
All personal securities transactions are to be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

The firm’s procedures governing personal security transactions are covered in the Code.

4.	Confidentiality

Employees are prohibited from revealing information relating to investment intentions, activities or portfolios of clients except to persons whose responsibilities require knowledge of the information. The firm will not disclose any nonpublic personal information about a client to any nonaffiliated third party other than allowed by law, by contract or as disclosed in the firm’s privacy principles unless the client expressly gives permission to the firm to do so.  The client must grant or deny, in writing, such permission to the firm. A copy of the permission/denial document will be filed in the client file.

5.	Independence in the investment decision-making process is paramount

The firm shall only recommend those investments that it has a reasonable basis for believing are suitable for client(s).

6.	The importance of acting with honesty, integrity and professionalism in all aspects of the firm’s business

These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below. We expect all of our employees, officers, and directors to abide by the Code both in word and in spirit. Failure to comply with the Code is a serious matter that may result in disciplinary action, up to and including termination of employment.

If you have any questions or need clarification regarding what the Code does and does not permit, please contact the CCO.

Other Fiduciary Duties

Disclosures

Both Disclosure Brochures that make up Form ADV (Parts 2A and B) and the firm’s Advisory Services Agreement must include language detailing all material facts regarding the firm, the advisory services rendered, compensation, conflicts of interest, and detailed information regarding those employees providing advisory services.

Form N-1A requires that a fund must disclose in its prospectus or Statement of Additional Information (“SAI”) (a) whether the fund, its adviser and its principal underwriter have adopted codes of ethics, and (b) whether these codes permit personnel to invest in securities for their own accounts, including securities that may be purchased or held by the fund. In addition, a fund must file codes of ethics required by Rule 17j-1 as exhibits to the fund’s registration statement.

Use of Disclaimers

The firm shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.

Fraud

Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited.  Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

Fiduciary Obligations under the Employee Retirement Income Security Act of 1974 (“ERISA”)

Under ERISA, a fiduciary is any person who:

•	Exercises discretionary authority or control over the management or disposition of plan assets;

•	Renders investment advice for a fee; or

•	Has any discretionary authority or responsibility for the administration of the plan.

Where the firm acts as a fiduciary under ERISA, it must:

•	Act solely in the interests of the participant and their beneficiaries;

•	Offset the expenses of administration of the plan;

•	Act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

•	Diversify plan investments to reduce the risks of large losses unless it is clearly prudent not to do so;

•	Comply with all applicable disclosure requirements; and

•	Act according to the terms of the plan documents.

The U.S. Department of Labor’s (“DOL’s”) new “Fiduciary Rule” (Definition of the Term “Fiduciary”, Conflict of Interest Rule-Retirements Advice, 81 Fed. Reg. 20946 (April 8, 2016)), became applicable June 9, 2017.  The Fiduciary Rule has expanded the scope of the following: (1) who and what actions constitute a fiduciary act; and (2) clients and accounts that would be considered retirement investors and retirement accounts. As such, Symmetry has adopted processes and supporting documentation, where applicable, to assure that retirement investors are receiving advice pursuant to the Best Interest standard under the Fiduciary Rule. Compliance with the Full Best-Interest Contract (“BIC”) Exemption was required by Jan. 1, 2018. However, The White House’s Office of Management and Budget approved the DOL’s proposal to extend the transition period and delay the applicability of aspects of the DOL’s Fiduciary Rule from January 1, 2018 to July 1, 2019. It should be noted that the 5th Circuit Court of Appeals has vacated the rule. The 5th Circuit’s decision to vacate the rule has not been made official by the court as of yet. When the 5th Circuit does officially issue the mandate to vacate the rule, various sections of this document may change.

Conflicts of Interest

Symmetry, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Employees of the firm are held to even higher standards in that they must be aware of and use best efforts to avoid even the appearance of conflict and impropriety.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts.

Disclosure

Employees must disclose any potential or actual conflicts of interest when dealing with clients.

Conflicts among Client Interests

All employees are prohibited from showing inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.
Firm Opportunities

Employees may not take personal advantage of any opportunity properly belonging to any client or the firm.

Undue Influence

Employees shall not cause or attempt to cause any client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such employee.  If an employee stands to materially benefit from an investment decision for a client that the employee is recommending or participating in, the employee must disclose to those persons with authority to make investment decisions for the client the full nature of the beneficial interest that the employee has in that security, any derivative security of that security or the security issuer, and the manner in which the decision could create a material benefit to the employee or the appearance of impropriety.  The person to whom the employee reports the interest, in consultation with the CCO, must determine whether the employee will be restricted in making investment decisions with respect to the subject security.

Reporting

The firm recognizes that potential practices and/or relationships of firm employees may give rise to actual, perceived, or potential conflicts of interest. As such, to facilitate the firm’s ongoing monitoring of potential conflicts, the firm has developed conflict questionnaires which are distributed to employees and designed to identify certain practices and/or relationships which may give rise to potential conflict of interests.

Personal Securities Transaction Policy

Purpose

The following procedures are needed to be compliant with the requirements of the Advisers Act, relating to the protection of the client and firm from such abuses as insider trading (please refer to policy), or abusive practices such as “front running.”

Policy

All Access Persons are required to follow the SEC’s personal transaction requirements. The firm has adopted policies based on those requirements. The following requirements are for all securities in which Access Persons have a direct or indirect beneficial interest, such as any trust of which they are a trustee or a party named in the trust.  Beneficial interest is also defined to include any applicable security which is held by a member of the Access Person’s family who lives in the same household.

Pre-Approval

All Access Persons must get pre-approval (or disapproval) for the following personal securities transactions in writing from the CCO. The Personal Securities Trading Request and Authorization Form can be obtained from Symmetry’s Compliance Department. The approved transaction must be completed within 10 business days from the date of approval. If the transaction has not been completed in whole or in part, the approval may be extended at the discretion of the CCO upon written request.

Initial Public Offerings:

•	An initial public offering is the first public offering of any company’s securities.

Limited Offerings/Private Placement:

•	A private placement is just as the name suggests; a security that is not available to the open public but to a select group of investors.

Reportable Securities to the Firm

All Access Persons are required to submit an initial holdings report within 10 days of becoming an Access Person, and annually thereafter.

The initial holdings report, which is due within 10 days of becoming an Access Person, must include all holdings in reportable securities, and the name of any broker or bank with which the Access Person has an account containing any securities. The information in the initial holdings report must be current as of a date not more than 45 days prior to the Access Person’s start date at the firm. Thereafter, on an annual basis, each Access Person must provide an updated report of all holdings in reportable securities.

In addition, all employees shall submit quarterly reports, due 30 days after the close of each quarter, of all personal reportable securities and transactions, and non-reportable accounts.

The report shall include the names of the securities, CUSIP numbers, dates of the transactions, quantities, prices, BD or  entity through which the transactions were effected and the name of any broker or bank with which the person has an account containing any securities. The Personal Securities Transaction (PST) Forms can be obtained from

Symmetry Compliance and can be signed and submitted along with copies of the applicable statements. An Access Person can either submit or can make “Symmetry Partners, LLC” an interested third party on an advisory account opened outside of Symmetry which contains reportable securities. Symmetry Compliance keeps a spreadsheet of all accounts opened with the firm including the firm’s 401(k) Plan. In addition, Symmetry automatically receives duplicate statements on these accounts. Even if Access Persons or Family Members of Access Persons have not engaged in any applicable personal securities transactions, they must still submit a form acknowledging the non-action.

All forms must be submitted within 30 days of the close of each fiscal quarter end.

Reportable Securities (identified in prior section as covered security), means any stock, bond, future investment contract or any other instrument that is considered a “security” under the investment advisor’s act. The term “covered security” is broad and includes:

•	Options on securities, on indexes, and on currencies;

•	All kinds of limited partnerships;

•	Initial Public Offerings;

•	Shares in UITs and ETFs;

•	Foreign unit trusts and foreign mutual funds;

•	Private investment funds, hedge funds & investment clubs; and

•	Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

Exceptions

"Non-Reportable Securities" include the following:

•	U.S. Government securities;
•	Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
•	Shares of open-ended money market funds;
•	Shares and holdings in other open-ended mutual funds where the firm does not act as an investment advisor or sub-advisor to the funds; and
•	Units of a UIT if the UIT is invested exclusively in unaffiliated mutual funds.

Prohibited Transactions

The SEC has a list of suggested prohibited or monitored personal securities trading practices. The complete list is not mandatory for every firm. However, every firm is required to review the list and prohibit or monitor those practices applicable to the firm. The following are the practices that are currently specific to the firm. The firm will upon review amend or add new prohibitions should issues occur which would require such action.

Front Running

No person employed by Symmetry may knowingly purchase or sell any security seven (7) days prior to a transaction(s) being implemented for a client’s account.  This prohibition against front-running prevents employees from benefiting from transactions placed on behalf of clients’ accounts.

Investing In Same Securities Recommended To Clients

Symmetry’s employees are allowed to invest in the same securities (Shares of open-end mutual funds where the firm acts as an advisor or sub-advisor, Shares in open-end mutual funds where the firm does not act as an advisor or sub-advisor, and ETFs) that are recommended to clients. The Funds where Symmetry acts as the advisor will invest in shares of registered, open-end investment companies and ETFs as well as through a direct sub-advisory relationship with investment managers. All employees of Symmetry are prohibited from profiting at the expense of clients and competing with clients with respect to transactions in “reportable securities” as defined in Rule 204A-1(e)(10) under the Advisers Act. Symmetry employees’ personal transactions in reportable securities are reviewed on a quarterly basis to assure compliance with all personal security transaction policies.

Material Non-public Information

Applicable laws and regulations prohibit buying or selling securities on the basis of material nonpublic information. Symmetry employees’ personal securities transactions are reviewed on a quarterly basis to determine compliance with this requirement.

Frequent Trading

The firm prohibits “frequent trading.”  Mutual funds are for long-term investment purposes and are not managed or intended to serve as short-term trading vehicles. By engaging in short-term trading, the frequent trader may increase the overall costs of operating the fund.

Buy or Sell Securities for Client’s Accounts at or about the same time the Firm Buys the Same Securities for its Own Account.

Symmetry does not engage in such transactions.

Recordkeeping

Symmetry’s Compliance Department shall maintain current and accurate records of all personal securities transactions of all Access Persons and associated persons in their personal securities transaction folders.

Personal Securities Trading Request and Authorization Form

Name:___________________________________           Date:_____________________________________

I hereby request authorization to enter the following securities transaction:

Name of Company and Ticker Symbol:

Type of Order: Buy_____   Sell _____ Exchange _____ Tender ______ Other _______

(Explain)_____________________________________________________________________________________________

Price ______ Market ______ Limit _____ Stop ______

Number of Shares:______________________________

Broker/Dealer:  _____________________      Bank:_____________________________________

Type of Account: Individual _________ Joint ___________ Other _______________
(Explain)

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in Symmetry’s personal securities transaction policy.

______________________
Signature of Requestor

The above transaction is approved based on information provided above and must be completed within 10 business days from the date of approval. If the transaction has not been completed in whole or in part, the associate may extend it at the discretion of the CCO upon written request.

________________________             ________
Signature of CCO                   Date

The above transaction is disapproved for the following reasons:
________________________________________________________________________________________________________________________________________________________________________________________________

FOR COMPLIANCE USE ONLY – INDICATE REVIEW PERIOD
Initial
Annual
Quarterly

Re:  Report of Personal Securities Holdings and Transactions pursuant to Rule 204A-1 of the Investment Advisers Act, for Symmetry Partners, LLC and its affiliates (“Symmetry Partners”):

To: Compliance Department

From:   _______________________________

Holdings & Transactions:
I am required as an employee of Symmetry Partners, and Federal and State securities laws, to inform Symmetry Partners on an annual and quarterly basis of all reportable and non-reportable securities and transactions in any personal brokerage account, IRA account, etc. in which I have a direct or indirect beneficial interest. Beneficial interest is understood to include security transactions in the accounts of my spouse, minor children, or other family members residing in my household.

Reportable Securities
The following is the description of reportable securities:
A reportable security means any stock, bond, future investment contract or any other instrument that is considered a “security” under the Investment Advisor’s Act, including, but not limited to:

Reportable Securities
Stocks, Bonds, Future Investment Contract, Options on securities, indexes and currencies.
Shares in Unit Investment Trusts and Open-ended Exchange Traded Funds.
All kinds of partnerships.
Foreign unit trusts and foreign mutual funds.
Private investment funds, hedge funds, and investment clubs.
Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

☐ I have no reportable securities or transactions to report.
☐ I have reportable securities or transactions to report.

As such, I will provide Symmetry Partners a statement of my reportable securities and transactions on a quarterly basis by either providing direct copies, or I will contact the appropriate party to make Symmetry Partners, LLC,

Compliance Department an interested third party on the account(s).

The duplicate statements should be sent to the following address:

 Symmetry Partners, LLC
c/o Compliance Department
151 National Drive
Glastonbury, CT 06033
Please note that this is not a requirement for any account opened with Symmetry Partners. Symmetry already receives a duplicate statement on these accounts.

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Non-reportable securities
Non-reportable securities include the following:

Non-Reportable Securities
U.S. Government securities;
Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments).
Shares of money market funds.
Shares and holdings in open-ended mutual funds where the firm does not act as investment advisor or sub-advisor.
Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

☐ I have no non-reportable securities holdings or transactions to report.

☐ I have non-reportable securities holdings or transactions to report.

The following are the accounts in which my non-reportable securities are held that I own or have a beneficial interest.

Name of Broker/Dealer, Bank or Entity with the Account	Account Owner(s) Name

Please note that this is not a requirement for any account opened with Symmetry Partners. Symmetry already receives a duplicate statement on these accounts.

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Signed: ______________________________	Date: ________________________

Report reviewed by: ____________________	Date: ________________________

FOR COMPLIANCE USE ONLY – INDICATE REVIEW PERIOD
Initial
Annual
Quarterly

Re:  Report of Personal Securities Holdings and Transactions pursuant to Rule 204A-1 of the Investment Advisers Act, for Symmetry Partners, LLC and its affiliates (“Symmetry Partners”):

To: Compliance Department

From:   _______________________________

Holdings & Transactions:
I am required as an employee of Symmetry Partners, and Federal and State securities laws, to inform Symmetry Partners on an annual and quarterly basis of all reportable and non-reportable securities and transactions in any personal brokerage account, IRA account, etc. in which I have a direct or indirect beneficial interest. Beneficial interest is understood to include security transactions in the accounts of my spouse, minor children, or other family members residing in my household.

Reportable Securities
The following is the description of reportable securities:
A reportable security means any stock, bond, future investment contract or any other instrument that is considered a “security” under the Investment Advisor’s Act, including, but not limited to:

Reportable Securities
Stocks, Bonds, Future Investment Contract, Options on securities, indexes and currencies.
Shares in Unit Investment Trusts and Open-ended Exchange Traded Funds.
All kinds of partnerships.
Foreign unit trusts and foreign mutual funds.
Private investment funds, hedge funds, and investment clubs.
Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

☐ I have no reportable securities or transactions to report.
☐ I have reportable securities or transactions to report.

As such, I will provide Symmetry Partners a statement of my reportable securities and transactions on a quarterly basis by either providing direct copies, or I will contact the appropriate party to make Symmetry Partners, LLC,

Compliance Department an interested third party on the account(s).

The duplicate statements should be sent to the following address:

 Symmetry Partners, LLC
c/o Compliance Department
151 National Drive
Glastonbury, CT 06033
Please note that this is not a requirement for any account opened with Symmetry Partners. Symmetry already receives a duplicate statement on these accounts.

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Non-reportable securities
Non-reportable securities include the following:

Non-Reportable Securities
U.S. Government securities;
Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments).
Shares of money market funds.
Shares and holdings in open-ended mutual funds where the firm does not act as investment advisor or sub-advisor.
Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

☐ I have no non-reportable securities holdings or transactions to report.

☐ I have non-reportable securities holdings or transactions to report.

The following are the accounts in which my non-reportable securities are held that I own or have a beneficial interest.
Name of Broker/Dealer, Bank or Entity with the Account	Account Owner(s) Name

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Signed: ______________________________	Date: ________________________

Report reviewed by: ____________________	Date: ________________________

Applicable to Initial and Annual Reporting Only.

Gifts, Gratuities, Entertainment & Contributions

Purpose

The following policies and procedures are needed to make all employees aware of the potential conflicts of interest when personal interests interfere with their responsibilities to the firm and its clients. All employees should not give or receive gifts, favors, entertainment, special accommodations, or other things of material value, which could interfere with their responsibilities to the firm. The firm wants to control the nature and frequency of gifts as to not make the firm’s clients, advisors, or vendors feel beholden to the firm or influence their decision making.

Registered Representatives

The firm employs several individuals who will be Registered Representatives of Foreside to be determined in the future as part of Symmetry’s planned launch of a suite of mutual funds. The Registered Representatives will be responsible for adhering to Foreside’s gifts and entertainment requirements, which will be outlined in the Foreside’s Registered Representative Manual.

Gifts & Gratuities

Symmetry employees are prohibited from giving anything of value, including gratuities, in excess of one hundred dollars ($100) per individual per year to any client, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the recipient’s employer.

A gift will be considered to be “in relation to the business of the recipient’s employer” if certain factors are met. These factors include, but are not limited to, the following:

•	The relationship between the person giving the gift and the recipient is based solely on their professional interactions and is not a pre-existing personal or family relationship; and
•	The firm bears the cost of the gift, either directly or by reimbursing the person giving the gift.

Symmetry employees are required to submit a request to Symmetry’s Compliance Department prior to giving/receiving any gifts that are business-related. All such requests will be evaluated and either approved or denied on a case-by-case basis. The following gifts are not required to be reported:

•	Personal gifts;
•	Gifts of de minimis value (i.e. pens, notepads, or modest desk ornaments);
•	Promotional items of a nominal value (less than $100) that display the firm’s logo (i.e. umbrellas, tote bags, shirts, golf balls)*;
•	Items commemorating a business transaction (plaques, etc. even when valued at over $100); and
•
Employment and compensation arrangements between the firm and associated persons provided there is in existence prior to the time of employment or before the services are rendered, a written agreement between the firm and the associated person who is to be employed to perform such services.

If gifts are given to multiple recipients, you are required to report each recipient and calculate the value of the gift on a pro rata per recipient basis. For example, a gift basket valued at $250 delivered to be shared by the entire office would be permissible.

*The following process is required to be followed when the firm receives a request from an advisor for items such as clothing, golf balls, etc: upon receipt of the request, the Sales department creates a service ticket in SalesPage CRM and assigns to the fulfillment group. The term “merchandise” includes clothing, pens, pads, etc.
The service ticket should include the following information:
•	Item(s) – and if applicable, sizes
•	Name of the Advisor(s) and their firm
•	Reason for the request – i.e. client appreciation

•	Date by which the merchandise is needed

Entertainment

Entertainment costs must be reasonable and both the host and the guest must attend the entertainment together (i.e. dinner, a football game, a musical production, etc.). An occasional meal, reasonable greens fees, a ticket to a sporting event/theater or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target are examples of reasonable entertainment.

The following policies apply:

•	Entertainment should not be so lavish or frequent in nature that a customer or an employee would likely feel compelled to act in a manner that is inconsistent with their or their employer’s interests;
•
Transportation to and from an event is permissible as long as such forms of transportation are reasonable in nature (i.e. taxis, car service, Uber/Lyft or some other ride-sharing service, and not renting a helicopter, personal jets, etc.).

Seminar / Speaker / Sponsorship Log

Purpose:  To coordinate compliance for all expenses relating to seminars, speaking engagements, and firm sponsorships.
If Symmetry’s Sales Department requests initial payment or a reimbursement on behalf of an advisor (e.g. a seminar) or are requesting sponsorship of an event, they should obtain a Sponsorship Request Form from Symmetry’s Compliance Department.  The Sponsorship Request Form should be completed and all related supporting documentation attached.
To be considered a seminar, the following would be requisite:
•	A documented request to host an event
•	Description of the seminar, including, title, date, location, speaker, guest speakers and a list of invitees
•	A copy of the agenda
•	Management approval
•	Pre-approved marketing materials and/or advertisements

Symmetry’s Compliance Department maintains a log of all seminar, speaker, and sponsorship requests.  The information in the log includes the name of the requestor, event type, date of the event, amount requested, the names of the firm and associated individuals participating in the event.
The requestor must submit the Sponsorship Request Form and supporting documents (e.g. copy of an agenda, advertisement or other document describing the seminar, manager approval) to Symmetry’s Compliance Department.  If the request is approved by Symmetry’s Compliance Department, it will be submitted to Symmetry’s Accounting Department for payment. A copy of the Sponsorship Request Form is returned to Symmetry’s Compliance Department for the log and recordkeeping.

Travel and Expense
The firm has also adopted a travel and expense policy for all Supervised Persons. This policy is part of Symmetry’s Accounting Department’s routine procedures.
Contributions

Rule 206(4)-5 under the Advisers Act is also referred to as the “Pay-to-Play” Rule. This rule is designed to curb so-called “Pay-to-Play” practices in which investment advisers make campaign contributions to elected officials in order to influence the award of the contracts to manage public pension plan assets and other government investment accounts.

The “Pay-to-Play” Rule is meant to combat “pay-to-play” arrangements in which advisers are chosen based on their campaign contributions to political officials rather than on merit.  The Pay-to-Play Rule is meant to reduce the occurrence of fraudulent conduct resulting from these practices and to protect public pension plans and their beneficiaries.

At the commencement of each employee’s tenure with Symmetry, Symmetry Compliance will provide the employee with the firm’s “Pay-to-Play” policies and procedures.

Outside Activities

Service on Board of Directors

As a general rule, the firm prohibits any employee from serving on boards of directors of publicly traded companies.

Outside Business Affiliations

Any employee must report to the appropriate supervisor any outside business activity including any entrepreneurial venture such as, but not limited to, an internet-based business. The employee’s supervisor should then obtain approval for the outside business opportunity from Symmetry Compliance. The firm must protect against outside affiliations or positions which may create a potential conflict of interest. Some examples of these affiliations or positions include, but are not limited to, the following: directorships of private companies; consulting engagements; public/charitable positions; or positions held with banks, mutual funds, broker-dealers, and other firms in the financial industry.

Fiduciary Appointments

The firm requires all employees to obtain prior approval from Symmetry’s Compliance Department before accepting an executorship, trusteeship, or power of attorney, other than with respect to an employee’s family member.

Disclosure

Regardless of whether an activity is personally addressed in the Code, employees should disclose any personal interest that might present a conflict of interest or could potentially harm the reputation of the firm.

Insider Trading
Advisers Act Section 204-A

Section 204A of the Advisers Act

Section 204A of the Advisers Act requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information (“MNPI”) in violation of the Exchange Act.  This conduct is frequently referred to as "insider trading." Section 204A permits the SEC to sanction an adviser for failing to maintain effective insider trading policies and procedures, even if the SEC does not allege any use or underlying misuse of MNPI or other wrong doing.

Definitions

Insider

The term “insider” is broadly defined.  It includes officers, directors, trustees, and employees of the firm.  In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the firm’s affairs and, as a result, are given access to information solely for the firm’s purposes.  A temporary insider can include, among others, the firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, the firm may become a temporary insider of a client it advises or for which it performs other services.  If a client expects the firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the firm will be considered an insider.

Tippee

A tippee is a person who knew, or should have known, that MNPI was obtained in breach of confidentiality.

Tipper

A tipper is a person who breaches a duty of confidentiality by disclosing MNPI.

Basis of Liability

The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of MNPI (regardless of whether one is an “insider”) or to the communication of MNPI to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider on the basis of MNPI;

•
Trading by a non-insider (also called a “temporary insider”) on the basis of MNPI, whereby the following occurs:  the information was either disclosed to the non-insider (tippee) in violation of an insider’s duty to keep the information confidential; the tipper received a personal benefit “of some consequence”; and the tippee knows or should have known that the information was confidential and divulged for personal benefit; and

•	Providing substantial assistance to someone who is engaged in any one of the foregoing activities.

Material Information

There is no bright-line test for assessing materiality. Information would be considered material if there is substantial likelihood that a reasonable investor would consider the information important in making his or her investment decision. The information does not need to cause a reasonable investor to change his or her investment decision to be material, but instead would need to be viewed by such investor as significantly altering the “total mix” of available information. Materiality does not only involve a quantitative determination; qualitative materiality must be based on all available facts and circumstances.

Among the factors an adviser could consider in making a materiality determination are (i) the specificity of the information, (ii) the significance attached to the information by those who knew it, (iii) whether the information diverges from analysts’ expectations, (iv) the probability that the events that are subject to the information will occur and (v) the anticipated magnitude of such event in light of the firm’s activity. Although not an exhaustive list, the following topics often involve material information: earnings; stock splits or dividends; mergers, acquisitions or disposition of assets or businesses; the discovery or development of a new product; and significant litigation.

Non-Public Information

Information is considered “non-public” if it has not been broadly disseminated to investors in the marketplace. Information is considered public after it has become available to the general investing public through a press release, a public filing with the SEC, or by disclosure in the Wall Street Journal or some other financial publication and sufficient time has passed to allow for the broad dissemination of the information. Liability for insider trading can attach if the information that is traded upon is more specific than the general information about the matter that is contained in the public sphere.

Information is not necessarily deemed to be public simply because many people are aware of it. The SEC has stated that information is deemed to be public, and therefore not subject to the insider trading prohibition, when it is generally available to investors. Information may be known to scores of investors through rumors or other means of communications, but this fact alone does not guarantee that the information will be deemed to be public, and therefore no longer subject to the insider trading prohibition. Although the facts of each case may differ, it is generally safer to treat information as non-public until it has been announced through a press release or SEC filing.

Duty

It is only illegal to trade on MNPI when doing so breaches a certain duty, but defining the duty can be complex. Insider trading law does not require that every investor possess the exact same information. It is permissible for one investor to trade on information that is known only to that investor, provided that the information was not obtained in breach of a duty. Thus, for example, information gained through hard work, thoughtful analysis, and other legal means can be used to make trading decisions. The insider trading prohibition only applies when the use of the information for trading would violate a duty.  The SEC adopted Rule 10b5-2 under the Exchange  Act which states that the required duty that can give rise to insider trading liability can arise: “(1) whenever a person agrees to maintain information in confidence; (2) whenever the person communicating the [MNPI] and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the [MNPI] will maintain its confidentiality; or (3) whenever a person receives or obtains [MNPI] from his or her spouse, parent, child, or sibling.”

Trading on information relating to a tender offer is governed by a special SEC rule and can be prosecuted even in the absence of a duty of confidentiality. The SEC has adopted a special rule to prohibit insider trading prior to a tender offer. The rule, Rule 14e-3 under the Exchange Act, differs from all other laws governing insider trading in that it punishes insider trading on information about an impending tender offer even in the absence of a breach of duty of confidentiality. Under that rule, it is illegal to trade on information obtained from the following persons about an impending tender offer once a “substantial step” has been taken towards the commencement of the tender offer: “(1) the offering person, (2) the issuer of the securities sought or to be sought by such tender offer, or (3) any officer, director, partner or employee or any other person acting on behalf of the offering person or such issuer.” To take an example of how this rule differs from general liability for insider trading, information overheard in an elevator would normally not subject the listener to insider trading liability since the information would not have been obtained in breach of confidentiality agreement or the practice of keeping information confidential. However, if the overheard information relates to an impending tender offer, trading on that information could create liability under Rule 14e-3 if a substantial step had been taken towards a tender offer and the information was obtained from one of the persons identified above.

The Firm’s Policy on Insider Trading

An employee who obtains material, non-public information may not:

•	Trade on MNPI;

•	Communicate to (“tip”) another individual any MNPI;

•	Recommend the purchase or sale of on the basis of such information; or,

•	Assist someone who is engaged in the activities listed above.

The firm addresses the following areas regarding insider trading:

Prevention

In an effort to prevent insider trading from occurring, the firm does the following:

Investment Philosophy

Symmetry’s investment philosophy does not lend itself to the standard risks traditionally associated with insider trading. The firm does not trade individual securities. As such, there are not the potential conflicts of interest that arise from engaging in those types of transactions.

Symmetry does not obtain, nor is making plans to soon obtain, any MNPI from an issuer. As such, Symmetry is not required to maintain a restricted or watch list. A restricted list typically contains those securities for which the advisory firm or its personnel have MNPI.  A watch list typically contains those securities for which the advisory firm or its personnel are about to obtain MNPI from an issuer.

No High Risk Relationships

Symmetry does not engage in high risk relationships which lend to the communication and dissemination of MNPI.

Symmetry does not use the services of expert networks. An expert network provides investment managers and others with access to various industry experts within a given field, such as physicians, academics, and scientists. For example, an investment manager investing in biotechnology companies may seek guidance from a doctor regarding the potential commercial success of a new drug as well as information on general industry trends. The expert network maintains a database of individuals who can provide this particular level of insight.

Symmetry senior management and employees do not serve as officers or directors of a publicly traded issuer. The firm’s senior management and employees do not have family members that are officers or directors of an issuer in which clients invest.

Symmetry’s Research Department does interact with managers, insiders, analysts, unaffiliated portfolio managers and other investment professionals of issuers. The purpose of these interactions is to conduct due diligence on the mutual funds and ETFs that the firm may use as investment choices for its clients. Generally, the questions asked to the third parties and the analysis conducted is based on information that is provided to the public.

Non-Disclosure Agreements

Symmetry has relationships with independent BDs, consultants, technology providers, custodians and other service providers. The proprietary information that is shared between parties relates to client information. Symmetry has either confidentiality provisions within the contracts with these providers or a separate non-disclosure agreement. In addition, both parties are governed by various regulations which require the protection of such information.

Information Barriers

Symmetry does not have available or share MNPI regarding an issuer. Symmetry does have information barriers to protect proprietary information of the firm and the firm’s clients. The proprietary information consists of the firm’s business strategies, trade secrets and client information.

Detection of Insider Trading

As part of the required Symmetry personal securities transaction procedures, Symmetry’s Compliance Department conducts periodic reviews of client trading and employee personal trading. Symmetry’s Compliance Department also periodically reviews employees’ emails and phone calls to monitor for any kind of violation of internal policies or securities laws involving the dissemination of the proprietary information.

Reporting

Symmetry employees are required to bring any security law violation or potential violation to Symmetry’s Compliance Department or the CCO.

Immediately upon learning of a potential insider trading violation, the CCO shall prepare a written report to the management of the firm providing full details and recommendations for further action.

Penalties

Insider trading bears reputational harm to the firm. Beyond the reputational harm, the penalties associated with insider trading liability may be severe. The SEC may obtain injunctive relief, disgorgement of profits gained or losses avoid plus interest, or civil penalties of up to three times the amount of the illegal profits gained or losses avoided. The U.S. Department of Justice can seek criminal penalties for insider trading, including fines of up to $5 million ($25 million for entities) and imprisonment of up to 20 years. In addition, any violation of this policy statement can be expected to result in serious sanctions by the firm, including dismissal of the persons involved.

Securities Whistleblower Incentives and Protection Program

Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) authorized the SEC to reward whistleblowers who provide it with original information that leads to a successful enforcement action by the SEC and/or certain state and federal regulators. The rules are codified in Sections 21F-1 through 21F-17 of the Exchange Act.

Pursuant to the terms of the Securities Whistleblower Incentives and Protection Program (the “Program”), a whistleblower is defined as a natural person who submits to the SEC information related to the ongoing or imminent violation of federal securities laws. To qualify as a whistleblower – and to be considered for a bounty – a whistleblower must meet the following requirements:

 (1)  Voluntarily come forward to the SEC (2) with original information about a violation of the federal securities laws (3) that leads to a successful judicial or administrative enforcement action brought by the SEC (4) in which the SEC obtains monetary sanctions totaling more than $1 million.

To satisfy the Program’s “voluntary” prong, a whistleblower must submit information to the SEC before the SEC, the Public Company Accounting Oversight Board, a self-regulatory organization, a state attorney general, a state securities regulatory authority, or Congress asks for the same information.

To satisfy the Program’s “original information” prong, the information must be: (1) derived from the whistleblower’s independent knowledge or independent analysis; (2) not already known by the SEC; (3) not exclusively derived from publicly available information, such as news reports; and (4) provided to the SEC for the first time after the enactment of the Dodd-Frank Act.

There are three categories of information that may be considered to have led to a successful enforcement action:

(1)  Information concerning conduct not under investigation or examination; or,

(2)  Information concerning conduct already under investigation or examination when the information has “significantly contributed” to the success of the action; or,

(3)  Information reported through internal compliance programs if: (a) a whistleblower reports original information through his or her employer’s internal compliance or reporting procedure before or at the same time it is passed along to the SEC; (b) the employer provides the whistleblower’s information and/or any information discovered during internal investigation to the SEC; and (c) the employer’s report leads to a successful enforcement action as set forth above.

The significance of the information provided by the whistleblower must lead to enforcement action. Examples of conduct that leads to enforcement are as follows:

(1) Theft/ Misappropriation such as intentionally developing a process to overcharge clients;

(2) Fraud such as a Ponzi/Pyramid Scheme; or,

(3) Misrepresentations such as intentionally inflating performance numbers.

The following persons are generally not eligible for whistleblower awards under the Program:

•	Anyone with a preexisting legal, contractual or judicially mandated duty to report to the SEC potential violations of federal securities laws.
•
External and in-house counsel who attempt to make whistleblower claims based on information obtained from the attorney-client relationship; exceptions exist where disclosure of the information is permitted under SEC or state bar rules.

•	Persons deemed by a U.S. court to have obtained information by illegal means.
•	Foreign government officials.
•	Officers, directors, trustees or partners of an entity who learn of the alleged misconduct from another person, or who learn the information through the company reporting or compliance processes.
•	Compliance and internal audit personnel.
•	Public accountants, if the information relates to potential violations by the engagement client.

Compliance and internal audit staff may become whistleblowers entitled to a bounty in the following circumstances:

•	The compliance of internal audit staffer believes disclosure may prevent harm to the regulated entity or its investors;
•	The compliance or internal audit staffer believes the entity is engaging in conduct that will interfere with an ongoing investigation; or,
•	120 days or more has passed since the entity’s audit committee, chief legal officer or chief compliance officer became aware of the information.

The Program provides extensive anti-retaliation protections for whistleblowers, including reinstatement for terminated whistleblowers, double back pay plus interest, and reimbursement of legal costs and fees. It is important to note that the United States Supreme Court has ruled that such anti-retaliation protections apply only when the whistleblower reports the alleged misconduct to the SEC. If a matter is reported internally only, the anti-retaliation protections will not be available to the whistleblower.

The whistleblower must follow procedures for submitting original information (Form TCR) and making a claim for the whistleblower award (Form WB-APP).  The forms, procedures and information, can be found at www.sec.gov/complaint/info_whistleblowers.shtml.

The firm maintains policies and procedures to help prevent violations of federal and/or state securities laws by its employees. The CCO is responsible for monitoring and investigating employees for potential violations of securities laws. All employees are encouraged to discuss any potential violations of federal and/or state securities laws with the CCO. All matters reported to the CCO will be investigated immediately and, if necessary, appropriate steps will be taken to address any potential violations. However, as noted above, the anti-retaliation protections in the Dodd-Frank Act apply only when the whistleblower reports the alleged misconduct to the SEC. If a matter is reported internally only, the anti-retaliation protections will not be available to the whistleblower.

Any questions pertaining to the above should be addressed with the CCO.

Reporting and Review

Reporting Violations

All employees must report violations of the Code promptly to the CCO. Should the CCO be unavailable, the violations should be reported to a member of Symmetry’s Compliance Department, who will then inform the CCO. Some examples of this reportable conduct would be fraud or illegal acts involving any aspect of the firm’s business, non-compliance with applicable laws and regulations, deviations from required controls, and digression from procedures which safeguard clients and the firm. Employees who report such violations can do so in strict confidence to the extent permitted by law.

Sanctions

The firm is required to warn all employees that there can be sanctions such as warnings, fines, terminations, etc., from the firm for violations of the Code. These will be determined on case-by-case basis depending upon the nature and severity of the violation. Additionally, violations of federal securities laws, rules, or regulations may include civil or criminal penalties.

Review

An annual review of the effectiveness of the implementation and adequacy of the Code shall be conducted by the CCO. There may be interim amendments to the Code. Symmetry’s Compliance Department will ensure that the most recent copy of the Code is available to all employees.

Education

There shall be an open door policy on any questions regarding the Code. Meetings, education, and training will occur to discuss issues when situations mandate such action.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting exemptions on a case-by-case basis. Any requests for such consideration must be submitted by the employees in writing to the Compliance Department. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE FIRM'S
CODE OF ETHICS
(Access Person)

I certify the following:

I have read and will comply with Symmetry Partners’ Code of Ethics. I understand that there are possible ramifications for a breach of these policies.

I have read and will comply with Symmetry Partners’ Insider Trading Policy. I understand that there are possible ramifications for a breach of this policy.

I have read and will comply with Symmetry Partners’ Personal Securities Transaction Policy. I understand that there are possible ramifications for a breach of this policy.

_____________________________________________
Signature

_____________________________________________
Print Name

Dated: _________________________________, 201_